EXHIBIT 15

                           ACCOUNTANTS ACKNOWLEDGEMENT


The Board of Directors of Pfizer Inc.:

Re:  Registration Statement on Form S-3 dated December 16, 2002

With respect to the subject Registration Statement on Form S-3 of Pfizer Inc., we acknowledge our awareness of the use therein of our reports dated May 15, 2002, August 13, 2002, and November 13, 2002, relating to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


KPMG LLP
New York, New York
December 16, 2002